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EXHIBIT 3.1

SECRETARY’S CERTIFICATE

AMENDMENT TO SECTION 3.2 OF BYLAWS OF DOWNEY FINANCIAL CORP.

          I, Jon A. MacDonald hereby certify that:

1.           I am the duly designated and acting Corporate Secretary of Downey Financial Corp. (“the Company”), a Delaware corporation.

2.           At a duly authorized meeting of the Board of Directors of the Company held on May 24, 2006, a quorum of Directors being present and voting throughout the meeting, an amendment to Section 3.2 of the Company’s Bylaws was adopted.

3.           Set forth below is a true and correct copy of the amended Section 3.2 of the Company’s Bylaws as adopted by the Board of Directors at its meeting held on May 24, 2006.

                    SECTION 3.2 Number of Directors. Except as may be provided by the terms of any class or series of stock having a preference over the Corporation's Common Stock, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than nine (9) and not more than eleven (11), divided into three classes with the terms of office of one class expiring each year. The classes shall be initially comprised of directors appointed by the Board of Directors. If the number of directors is changed by the Board of Directors, then any newly created directorships or any decrease in directorships shall be apportioned among the classes as to make all classes as nearly equal as possible; provided that no decrease in the number of directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any class or series of stock having a preference over the Corporation's Common Stock as to dividends or upon liquidation, at each annual meeting, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. The first Board of Directors and subsequent Boards of Directors shall consist of eight (8) directors until changed as herein provided.

4.           Such Bylaws are in full force and effect and have not been rescinded; nor have such Bylaws been amended, except as described above.

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of May 2006.

/s/ Jon A. MacDonald Jon A. MacDonald, Corporate Secretary

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